Exhibit 99.1

Thomas Tippl

c/o Activision Blizzard, Inc.

3100 Ocean Park Blvd.

Santa Monica, CA 90405

March 6, 2012

Dear Thomas:

Congratulations! The Compensation Committee of the Board of Directors of Activision Blizzard, Inc. (the “Company”) has awarded a one-time, discretionary bonus of $3,000,000 to you in recognition of your significant contributions to the Company in 2011, which will be paid to you pursuant to the terms and conditions outlined below.

The bonus will be paid to you on or about March 15, 2012, less applicable taxes and withholdings. Half of the bonus ($1,500,000) will be earned as of the date paid, and the remaining $1,500,000 will be earned as of March 14, 2015.  Should you resign your employment without good reason (as defined by Paragraph 9(b) of your employment agreement in effect as of the date of this letter, the “Employment Agreement”) (“Good Reason”) or should your employment be terminated by the Company with Cause (as defined by Paragraph 9(a) of your Employment Agreement) before March 14, 2015, you agree to return 50% of the net bonus paid to you (i.e. $3,000,000 less all applicable taxes and withholdings times 50%)) to the Company (the “Return Obligation).”  You hereby agree to do so by repaying the Company (either by check or wire transfer) within 120 days of the termination of your employment.  For purposes of clarification, should your employment terminate before March 14, 2015, as a result of resignation due to Good Reason, termination by the Company without Cause, death or disability, then the Return Obligation will not be applicable.

By your signature below, you agree to the terms and conditions of the bonus payment as outlined above.  If you have any questions concerning the bonus payment, please contact Chris Walther.

Sincerely,

Bobby Kotick

President & CEO

Activision Blizzard, Inc.

Acknowledged:

/s/ Thomas Tippl
Thomas Tippl

Date: March 12, 2012

3100 Ocean Park Boulevard, Santa Monica, CA 90405 | t. 310.255.2500  f. 310.255.2100 |www.activisionblizzard.com